FTI Consulting 2 Hamill Road North Building Baltimore, MD 21202 410.951.4800 telephone 410.951.4895 fax www.fticonsulting.com

Exhibit 5.1

June 3, 2015

FTI Consulting, Inc.

1101 K Street NW

Washington, DC 20005

Ladies and Gentlemen:

I am the Acting General Counsel of FTI Consulting, Inc., a Maryland corporation (the “Company”). I have acted as counsel to the Company in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) and the filing thereof with the U.S. Securities and Exchange Commission (the “Commission”), pursuant to which the Company will register under the Securities Act of 1933, as amended (the “Securities Act”), 1,450,000 additional shares of common stock, par value $0.01 per share, of the Company (the “Shares”), to be issued from time to time pursuant to the FTI Consulting, Inc. 2009 Omnibus Incentive Compensation Plan (amended and restated effective as of June 3, 2015) (the “Plan”). The opinion hereinafter set forth is given pursuant to Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K.

As the Company’s Acting General Counsel, I am generally familiar with the proceedings that the Company and its directors and stockholders have taken in connection with the authorization, reservation and registration of the Shares and the terms of the Plan.

I, or attorneys under my supervision, have examined copies of the Company’s Charter, as amended, Amended and Restated Bylaws, as further amended, the Plan, resolutions adopted by the Company’s Board of Directors relating to the above matters and other records and documents, as well as made such investigation of matters of fact and law, as I have deemed necessary for the purpose of the opinion herein expressed. In rendering this opinion, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, and the conformity of documents submitted to me as copies to the originals.

Based upon the foregoing, I am of the opinion that the Shares have been duly authorized and, when issued, paid for and delivered pursuant to the terms of the Plan, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

FTI Consulting, Inc.

June 3, 2015

The opinion set forth herein is limited to matters governed by the laws of the State of Maryland and the Federal Laws of the United States of America, and I express no opinion as to any other laws.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to me under Item 5 of the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/S/ HEATHER KLINK
Acting General Counsel